SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below are certain interests of the executive officers and directors of Exar Corporation (“Exar” or the “Company”) who may be deemed to be participants in the Company’s solicitation with respect to the election of directors at Exar’s 2005 Annual Meeting of Stockholders. Additional information concerning the interests of Exar’s executive officers and directors is set forth in Exar’s definitive proxy statement for Exar’s 2004 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2004, as well as the subsequent annual report filed with the SEC on Form 10-K, quarterly reports filed with the SEC on Form 10-Q and current reports filed with the SEC on Form 8-K.

The following table sets forth the names and ages of the Company’s executive officers and directors, certain information regarding their stock options and beneficial ownership of the Company’s Common Stock, and the annual base salary of the executive officers, all as of June 21, 2005. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares beneficially owned by a person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty (60) days of June 21, 2005, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Applicable percentage ownership is based on 42,270,519 shares of Common Stock outstanding as of June 21, 2005. Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

Name	Age	Position	Number of Shares Beneficially Owned (1)		Percentage of Total Outstanding Shares	Number of Shares Underlying Unexercised Stock Options	Executive Officer Annual Base Salary
Roubik Gregorian	55	President, Chief Executive Officer and Director	748,548	(2)	1.75%	991,480	$450,000
Michael Class	47	Vice President, Worldwide Sales	271,475		*	367,500	$220,000
Mir Bahram Ghaderi	53	Vice President and General Manager, Network and Transmission Products Division	158,248		*	272,548	$239,400
Ronald W. Guire	56	Executive Vice President, Chief Financial Officer, Assistant Secretary and Director	475,717		1.11%	552,000	$300,000
Thomas R. Melendrez	51	General Counsel, Secretary and Vice President Business Development	141,204		*	209,000	$237,300
Stephen W. Michael	58	Vice President, Operations and Reliability & Quality Assurance	160,747		*	188,998	(3)
Donald L. Ciffone, Jr.	49	Chairman of the Board	1,538,297		3.51%	1,682,748	N/A
Raimon L. Conlisk	83	Vice Chairman of the Board	217,579		*	216,054	N/A
Frank P. Carrubba	67	Director	135,099		*	136,974	N/A
John S. McFarlane	56	Director	22,324		*	55,325	N/A
Richard Previte	70	Director	165,527		*	167,402	N/A
Thomas H. Werner	45	Director	18,000		*	54,000	N/A

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	Based on information supplied by the executive officers and directors. Includes shares which executive officers and directors have the right to acquire within sixty (60) days after June 21, 2005, pursuant to outstanding options as follows: Roubik Gregorian, 563,147 shares; Michael Class, 270,875 shares; Mir B. Ghaderi, 152,298 shares; Ronald W. Guire, 452,000 shares; Thomas R. Melendrez, 135,750 shares; Stephen W. Michael, 131,498 shares; Donald L. Ciffone, Jr., 1,528,748 shares; Raimon L. Conlisk, 214,179 shares; Frank P. Carrubba, 135,099 shares; John S. McFarlane, 19,324 shares; Richard Previte, 165,527 shares; and Thomas H. Werner, 18,000 shares.
(2)	Includes 30,000 shares of restricted stock granted to Dr. Gregorian on March 24, 2005. At such time Dr. Gregorian ceases to be a service provider, the Company has the right to repurchase any unreleased shares due to the Company’s repurchase option with respect to such shares. The repurchase option with respect to such shares lapses as to one-third (1/3) of the shares each year, beginning on March 24, 2006.
(3)	Salary information for Mr. Michael has been excluded, as he is not a “named executive officer” as defined in Item 402(a)(3) of Regulation S-K promulgated pursuant to the Securities Act.

Roubik Gregorian joined the Company in 1995 as President, Startech Division, when the Company acquired Startech Semiconductor, Inc., where he served as President. During Dr. Gregorian’s tenure at the Company, he was appointed Chief Technology Officer and Vice President of the Communications Division in 1996 and Chief Technology Officer, Senior Vice President/General Manager, Communications Division, in 1998. Dr. Gregorian was promoted to Executive Vice President/General Manager, Communications Division in 2002 and to Chief Operating Officer in 2003. Dr. Gregorian served as the Company’s acting President and Chief Executive Officer from September 2004 to February 2005, when he was appointed to his current position of President and Chief Executive Officer. Dr. Gregorian has been a director of the Company since March 2005. From 1983 to 1994, Dr. Gregorian served as Vice President of Research and Development and Chief Technology Officer for Sierra Semiconductor where he directed the company’s product strategy and product development activities including the data communications and graphic products which were instrumental in taking the company public in 1991. From 1977 to 1983, Dr. Gregorian was manager of analog and telecommunications products at American Microsystems where he received several awards including one for developing the industry’s first PCM CODEC. Dr. Gregorian has been issued 26 patents, authored two textbooks and 45 technical articles. He received his M.S.E.E. and Ph.D. in Electrical Engineering from the University of California at Los Angeles, as well as a M.Sc. from Tehran University in Electrical Engineering.

Michael Class joined the Company as Director of Western Area Sales in 1997. In January 1998, he was promoted to the position of Vice President, North American/European Sales and was promoted to Vice President, Worldwide Sales in July 1999. Mr. Class has over 25 years of experience in the semiconductor industry, including employment with IC Works, Inc. as Area Sales Manager for the Western U.S. and Canada. Prior to joining IC Works, Mr. Class held various sales management positions with Intel Corporation and VLSI from 1979 to 1995. He holds a B.S. in Electrical Engineering from Lehigh University and an M.B.A. from LaSalle University.

Mir Bahram Ghaderi joined the Company in March 1995 as Director of Engineering, Startech Division, when the Company acquired Startech Semiconductor, Inc., where he served as Vice President of Engineering. He was promoted to Divisional Vice President of Engineering, Communications Division in September 2001, and to his current position as Vice President and General Manager, Network and Transmission Products Division, in April 2003. Prior to joining Startech in 1994, he was Director of Engineering, Modem/Clock Products, at Sierra Semiconductor, Inc. Dr. Ghaderi has 24 years of product development experience in the semiconductor industry and received a M.S.E.E. and Ph.D. in Electrical Engineering from the University of California at Los Angeles, as well as a M.S.E.E. from Tehran University.

Ronald W. Guire is the Executive Vice President, Chief Financial Officer, and Assistant Secretary for Exar Corporation. He joined the Company in 1984 as Vice President and Treasurer; in 1985 his title was changed to Vice President, Chief Financial Officer (CFO) and Secretary (until June 2001 when he became Assistant Secretary), and in 1995 Mr. Guire was named Executive Vice President. Mr. Guire has been a director of the Company since 1985. Mr. Guire was a partner in the certified public accounting firm of Graubart & Co. from 1979 prior to joining the Company. Mr. Guire is a member of the California Society of Certified Public Accountants and a member of Financial Executives International. Mr. Guire holds a B.S. in Accounting from California College of Commerce and has been a certified public accountant since 1977.

Thomas R. Melendrez joined the Company in April 1986 as Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, Mr. Melendrez was promoted to Corporate Vice President, General Counsel. In June 2001, Mr. Melendrez was appointed Secretary of the Company. In April 2003, Mr. Melendrez assumed, in addition to his other duties, the responsibilities of Vice President, Business Development. Mr. Melendrez has over 25 years legal experience in the semiconductor and related industries. He received a B.A. from the University of Notre Dame, a J.D. from the University of San Francisco, and an M.B.A. from Pepperdine University.

Stephen W. Michael joined Exar as Vice President New Market Development in September 1992. In July 1995, he was appointed Vice President Operations, and in May 2001, he was appointed to his current position of Vice President, Operations and Reliability & Quality Assurance. Mr. Michael has 30 years of semiconductor industry experience, most recently as Vice President and General Manager, Analog and Custom Products with Catalyst Semiconductor. Prior to joining Catalyst, he served in various senior positions at GE Semiconductor, Intersil, Fairchild and National Semiconductor. He holds a B.S. in Electrical Engineering from the University of California at Davis.

Donald L. Ciffone, Jr. was appointed a Director of the Company in October 1996 and was appointed Chairman of the Board in April 2002. Mr. Ciffone served as the Company’s President and Chief Executive Officer from October 1996 to September 2004. From August 1996 to October 1996, Mr. Ciffone was Executive Vice President of Toshiba America, the U.S. semiconductor subsidiary of Toshiba Semiconductor. Prior to joining Toshiba, he served from 1991 to 1996 in a variety of senior management positions, including Senior Vice President of the VLSI Product Divisions, at VLSI Technology, Inc. From 1978 to 1991, Mr. Ciffone held a variety of marketing and operations positions at National Semiconductor, Inc. Mr. Ciffone holds a B.A. from San Jose State University and an M.B.A. from Santa Clara University.

Raimon L. Conlisk joined the Company as a Director in August 1985, was appointed Vice Chairman of the Board in August 1990, served as Chairman of the Board from August 1994 to April 2002, and is currently serving as Vice Chairman. Mr. Conlisk has also served as a director since 1991, and in December 1997 was appointed Chairman of the Board of SBE, Inc., a manufacturer of communications and computer products. In March 2004, Mr. Conlisk retired as a Director and Chairman from SBE, Inc., however, he was subsequently appointed Chairman Emeritus. From 1977 to 1999, Mr. Conlisk was President of Conlisk Associates, a management-consulting firm serving high-technology companies in the United States and foreign countries. From 1991 to 1998, Mr. Conlisk served as a Director of Xetel Corporation, a contract manufacturer of electronic equipment. Mr. Conlisk was also President from 1984 to 1989, a Director from 1970, and Chairman from 1989 until retirement in June 1990, of Quantic Industries, Inc., a privately held manufacturer of electronic systems. From 1970 to 1973, and from 1987 to 1990, Mr. Conlisk served as a Director of the American Electronics Association. He holds a B.S. in Electrical Engineering from the University of California at Berkeley.

Frank P. Carrubba joined the Company as a Director in August 1998. Dr. Carrubba served as Executive Vice President and Chief Technical Officer of Royal Philips Electronics, headquartered in Eindhoven, The Netherlands, from 1991 to 1997. From 1982 to 1991, Dr. Carrubba was with Hewlett-Packard Company, where he was a member of the Group Management Committee and was Director of Hewlett-Packard Laboratories. Prior to joining Hewlett-Packard, he spent 22 years as a member of the technical staff at IBM Corporation’s Thomas J. Watson Research Laboratory in Yorktown Heights, New York. Dr. Carrubba was one of the original designers of the RISC Architecture, for which he was named “Inventor of the Year” by the Intellectual Property Owners in Washington, D.C. in 1992. Dr. Carrubba is also a Director of Coherent, Inc., a global leader in the design, manufacture and sale of lasers, and Gyration, Inc., creators of in-air cordless mice and controllers for games, presentations and virtual reality. In June 2002, Dr. Carrubba was appointed Chairman of the Board of Accerra Corporation, a provider of secure online services for business communications located in Santa Rosa, California. He holds a B.S. in Electrical Engineering, an M.S. in Operations Management and an Honorary Ph.D. in Computer Engineering from the University of New Haven.

John S. McFarlane joined the Company as a Director in January 2004. Mr. McFarlane has served as Chairman and Chief Executive Officer of Ascendent Telecommunication, Inc., a provider of advanced voice communications systems, enabling mobility and business continuity solutions, since March 2004. He has over 20 years of global experience in the high technology industry encompassing computing, software, networking, and telecommunications. From March 2001 to April 2002, Mr. McFarlane was President and Chief Executive Officer of Nexsi Systems, a provider of high-performance Internet security and traffic management systems. Nexsi Systems, a private corporation, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws on May 17, 2002. From May 1997 to March 2001, he held senior executive positions at Sun Microsystems, including President of the Service Provider Business and President of the Software Division. Prior to May 1997, he spent 17 years at Northern Telecom and Bell Northern Research, and was Vice President, Engineering and Technology, Broadband Networks from 1995 to 1997. Mr. McFarlane is also a Director of Pitney Bowes Inc, and Creo Inc. He holds a B.S. and an M.B.A. from the University of Toronto.

Richard Previte joined the Company as a Director in October 1999. He was a Director of Advanced Micro Devices, or AMD, from 1990 to April 2000, and Vice Chairman from 1999 to April 2000. Additionally, Mr. Previte served as Chairman of the Board of Vantis Corporation, a subsidiary of AMD, from 1997 to June 1999, and acted as Chief Executive Officer from February 1999 to June 1999. Mr. Previte served as President of AMD from 1990 to 1999, Executive Vice President and Chief Operating Officer from 1989 to 1990, and Chief Financial Officer and Treasurer from 1969 to 1989. Most recently he was Chief Executive Officer and Chairman of the Board of MarketFusion, Inc., from January 2000 to April 2002. He holds a B.S. and an M.S. from San Jose State University.

Thomas H. Werner joined the Company as a Director in July 2004. He currently serves on the board of directors of Three-Five Systems, Inc., a public company. Mr. Werner has served as the chief executive officer of SunPower Corporation since June 2003 and was the chief executive officer of Silicon Light Machines, Inc. from June 2001 to June 2003. From October 1998 to June 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group at 3Com Corporation. Mr. Werner has held a number of different executive management positions at 3Com Corporation and Oak Industries, Inc. He is a graduate of the University of Wisconsin; Marquette University; and George Washington University and received a BS, Industrial Engineering, in 1982, a BS, Electrical Engineering, in 1986, and his MBA in 1995, respectively.

Compensation of Non-Employee Directors

Fees. The Company pays an annual fee to each of its non-employee directors for their services as directors. The Company pays Frank P. Carrubba an annual fee totaling $50,000 for his services as a director and Chairman of the Compensation Committee of the Board. The Company pays Raimon L. Conlisk an annual fee totaling $60,000 for his services as a director and Vice Chairman of the Board. The Company pays John S. McFarlane an annual fee totaling $40,000 for his services as a director. The Company pays Richard Previte an annual fee totaling $50,000 for his services as a director and Chairman of the Audit Committee. The Company pays Thomas H. Werner an annual fee totaling $40,000 for his services as a director. Donald L. Ciffone, Jr.’s compensation is determined in accordance with the agreements that the Company currently has in place with Mr. Ciffone, as described below. In addition, the Company reimburses all directors for certain expenses incurred in connection with their services as directors in accordance with Company policy.

Nonqualified Stock Options. Non-employee directors receive periodic non-discretionary grants of nonqualified stock options to purchase shares of Common Stock of the Company under the 1996 Non-Employee Directors’ Stock Option Plan, as amended (the “1996 Directors’ Stock Option Plan”). The 1996 Directors’ Stock Option Plan provides that upon initial election to the Board, each non-employee director is granted an option to purchase 54,000 shares of Common Stock and is automatically granted an option to purchase 22,500 additional shares on the date of each subsequent Annual Meeting following the initial grant. On April 13, 2000, the Board amended the 1996 Directors’ Stock Option Plan to provide that the Annual Grant to the Chairman of the Board be increased to twice the Annual Grant issued to each other non-employee director. Subsequently, the Board limited the Chairman’s Annual Grant to a non-employee Chairman upon Mr. Ciffone’s being elected Chairman of the Board.

Initial option grants vest annually over a period of three (3) years. Annual options granted prior to September 11, 1998 vest in four (4) equal annual installments with the first installment exercisable on the first anniversary of the date of the option grant. Annual options granted on or after September 11, 1998 vest monthly in equal installments over a period of twelve (12) months from the date of grant. The maximum term of options granted under the 1996 Directors’ Stock Option Plan is seven (7) years. Prior to the adoption of the 1996 Directors’ Stock Option Plan, non-employee directors received options under the 1991 Non-Employee Directors’ Stock Option Plan (the “1991 Directors’ Plan”) which was terminated as to future grants on May 31, 1996. At March 31, 2005, there were no options to purchase shares of Common Stock outstanding under the 1991 Directors’ Plan. During fiscal 2005, options to purchase 128,206 shares of Common Stock were granted under the 1996 Directors’ Stock Option Plan to the Company’s non-employee directors at an average exercise price of $12.8354 per share. The exercise price of such options was equal to the fair market value of the Company’s Common Stock on the date of grant (except for those options granted pursuant to a fee deferral election, described below). During fiscal 2005, non-employee directors exercised options to purchase 22,500 shares under the 1996 Directors’ Stock Option Plan for a net value realized of $145,180.

Prior to the amendment described below, the 1996 Directors’ Stock Option Plan permitted non-employee directors to elect to have a portion of their fees for their services as directors reduced each year in return for options to purchase shares of the Company’s common stock at an aggregate discount from the then current fair market value equal to the salary reduction amount. For calendar year 2004, Mr. Carrubba elected to have 50% of his annual director’s fee deferred and Mr. Conlisk elected to have 50% of his annual director’s fee deferred. Recently enacted Internal Revenue Code (“Code”) Section 409A imposes new requirements on arrangements allowing for the deferral of compensation. In order to avoid the imposition of additional taxes under Code Section 409A, on June 13, 2005 the Board approved the amendment of the 1996 Directors’ Stock Option Plan (as well as the Company’s 1997 Equity Incentive Plan and the 2000 Equity Incentive Plan) to eliminate the compensation deferral provision, effective June 13, 2005. At the same time, as permitted by Code Section 409A, the Board approved the cancellation of deferral elections for the 2005 calendar year for Mr. McFarlane and Mr. Conlisk and also the cancellation of the stock options granted to such directors with respect to those deferrals. Both directors consented in writing to the terms of the deferral and option cancellation.

Donald L. Ciffone. On October 28, 2004, the Company and Mr. Ciffone entered into an Agreement Regarding Ongoing Services As Chairman Of The Board. Such agreement sets forth certain benefits to be provided to Mr. Ciffone during his service as the non-employee Chairman of the Board of Directors. Such agreement provides that for so long as Mr. Ciffone serves as Chairman of the Board of Directors, Mr. Ciffone shall be eligible under the terms and conditions of the Company’s medical, vision and dental benefit plans; provided, that Mr. Ciffone is not employed by the Company pursuant to the Second Part-Time Employment Agreement (described below) or any other company providing or offering to Mr. Ciffone substantially similar benefits. Mr. Ciffone is obligated to pay fifty percent (50%) of the premiums associated with such benefits. Pursuant to the agreement, on April 1, 2005, Mr. Ciffone was granted an option to purchase 54,000 shares of the Company’s common stock under to the Company’s 1997 Equity Incentive Plan. Such option has substantially the same terms (e.g., vesting, term, etc.) as the initial stock option grants made pursuant to Section 5(a) of the 1996 Directors’ Stock Option Plan and was made in lieu of the initial stock option grant to which Mr. Ciffone might be entitled pursuant to Section 5(a) of the 1996 Directors’ Stock Option Plan in the future. The agreement terminates upon the termination of Mr. Ciffone’s services as Chairman of the Board of Directors or the date of the Company’s 2007 Annual Meeting of Stockholders, whichever shall first occur. This agreement is attached as Exhibit 10.19 to the Form 8-K filed by the Company on November 1, 2004.

On October 28, 2004, the Company and Mr. Ciffone entered into an amended and restated Executive Employment Agreement. The Executive Employment Agreement provides that if Mr. Ciffone’s services as Chairman of the Board terminate prior to the Company’s 2007 Annual Meeting of Stockholders, then, at Mr. Ciffone’s option, either (a) Mr. Ciffone shall continue to serve as a director of the Company until the expiration of his term, or (b) Mr. Ciffone shall immediately resign from the Board of Directors and Mr. Ciffone’s services under the Second Part-Time Employment Agreement (which is attached as Exhibit A-2 to the Executive Employment Agreement) shall commence as of such termination date; provided, however, that Mr. Ciffone’s services under the Second Part-Time Employment Agreement shall not commence if his services as Chairman of the Board shall have been terminated by the Company for cause (as defined in the Executive Employment Agreement) or by Mr. Ciffone for any reason or on account of his death or disability. The Second Part-Time Employment Agreement provides that Mr. Ciffone (i) will devote up to eight (8) hours per week to the Company, (ii) will receive $10,000 per month as compensation for such services, (iii) will be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage and (iv) will be provided with additional life insurance coverage pursuant to a term life insurance policy with a benefit amount equal to one million dollars ($1,000,000), provided that Mr. Ciffone will be obligated to pay the premiums on such policy. The Second Part-Time Employment Agreement continues until the Company’s 2007 Annual Meeting of Stockholders (unless terminated earlier or the parties agree in writing to extend the term). During the term of the Second Part-Time Employment Agreement and for one year following the date on which Mr. Ciffone’s services under such agreement terminate, Mr. Ciffone may not solicit or attempt to solicit any employee of the Company to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any other person or entity. The agreement also provides that, during the term of the agreement, Mr. Ciffone shall not (except for certain limited exceptions as set forth in the agreement), directly or indirectly, engage in, become financially interested in, be employed by or have any business connection with any other person or entity that competes directly with the Company. The Executive Employment Agreement and the Second Part-Time Employment Agreement are attached as Exhibit 10.10 to the Form 8-K filed by the Company on November 1, 2004. Additionally, Mr. Ciffone is no longer eligible to receive benefits under the Company’s Executive Officers’ Change of Control Severance Benefit Plan, which was amended and restated on June 23, 2004.

Certain information required by the Rules of the Securities and Exchange Commission

Exar Corporation and its directors and executive officers may be deemed to be participants in the Company’s solicitation with respect to the election of directors at the Company’s 2005 Annual Meeting of Stockholders. Certain information concerning the interests of Exar’s executive officers and directors is set forth in this Schedule 14A and additional information concerning the interests of Exar’s executive officers and directors is set forth in Exar’s definitive proxy statement for Exar’s 2004 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2004, as well as the subsequent annual report filed with the SEC on Form 10-K, quarterly reports filed with the SEC on Form 10-Q and current reports filed with the SEC on Form 8-K.

Additional Information and Where to Find It

You are urged to read the proxy statement for Exar’s 2005 Annual Meeting of Stockholders carefully when it becomes available because it contains important information about Exar and the proposal. Investors and security holders will be able to obtain free copies of the proxy statement and other relevant documents for free through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement when available may also be obtained by request from Exar by contacting Exar at 48720 Kato Road, Fremont, California 94538, attention: Investor Relations, M/S 210, telephone: 510-668-7201.

In addition to the proxy statement, Exar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Exar at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Exar’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.